Exhibit 99.1

FOR IMMEDIATE RELEASE Contact: George Troutman Chief Financial Officer (614) 748-1150

PDSI REPORTS STRONG THIRD QUARTER 2007 RESULTS

COLUMBUS, Ohio (November 8, 2007) Pinnacle Data Systems, Inc. (“PDSi”) (AMEX: PNS) today announced results for the three months and nine months ended September 30, 2007.

Michael R. Sayre, President and Chief Executive Officer stated, “Our strong third quarter 2007 results included solid organic sales growth, and benefits from the Operational Improvement Plan completed earlier this year and our continuing efforts to improve operating leverage and margins. For the first time since 2004, we are pleased to announce record quarterly net income for the Company.”

Mr. Sayre continued, “Progress in refining and executing our sales and marketing strategy, including geographic, customer and product diversification coupled with an absolute commitment to improved margins, is expected to contribute to a period of improved profitability for PDSi. We continue to challenge existing business that is performing below expected results and are seeking new opportunities that are more in line with our performance goals.”

Third Quarter 2007 Results

Total sales for the three months ended September 30, 2007 rose 13% to $17.4 million from $15.4 million for the same period in 2006. Product sales were $14.4 million for the third quarter 2007, which is 15% higher than the $12.5 million in Product sales a year ago. This was principally due to growth in new programs with existing customers. The 3% increase in Service sales to $3.0 million for the third quarter 2007 versus $2.9 million a year ago was due to new service business in Europe, the Middle East and Africa (“EMEA”), which was offset by lower billings for domestic accounts.

PDSi’s gross profit nearly doubled to $4.6 million for the third quarter 2007 from $2.4 million for the comparable period last year. Overall gross profit margin increased to 26.3% for the third quarter 2007 from 15.6% the prior year.

Gross profit on Product sales rose approximately 290% to $3.9 million for the third quarter 2007 from $1.0 million for the same period in 2006. This was due to the elimination of certain low margin business, improved margins on current business and initial implementation of two end-of-life programs. Gross profit on Service sales declined to $0.7 million for the third quarter 2007 from $1.4 million for the same period last year. The decrease was attributable to a change in sales mix and the ramp-up of a new repair program in Europe. PDSi currently shares the profit on Service sales generated within EMEA with Aspan Computer Repair Laboratories B.V. (“Aspan”), which also contributed to the lower reported gross profit margin on Service sales. The Company previously announced a non-binding letter of intent to acquire the stock of privately-held Aspan and is currently pursuing financing to complete this acquisition.

Operating expenses, which include selling, general and administrative (“SG&A”) expenses, declined to $3.3 million for the third quarter 2007 from $4.8 million for the same period in 2006. Expressed as a percentage of total sales, operating expenses were 18.8% and 31.2% for the third quarter 2007 and 2006, respectively. During the third quarter 2006, the Company incurred approximately $1.4 million of costs associated with the Operational Improvement Plan, which was partially offset by a $0.3 million recovery in its accounts receivable reserve. Additionally, the 2007 year-over-year decrease in operating expenses benefited from a decline in the number of permanent and temporary staff, consulting services, and travel expenses compared to the third quarter 2006.

Net income for the three months ended September 30, 2007 increased to a record $631,000, or $0.10 per diluted share, compared to a net loss of $(1.4) million, or $(0.22) per share, for the same period last year.

Nine Months Ended September 30, 2007

Total sales for the nine months ended September 30, 2007 increased 11% to $55.1 million compared to $49.6 million for the same period last year. Product sales and Service sales rose 13% and 1%, respectively, for the 2007 year-to-date period compared to 2006. The increase was primarily attributable to the initial set-up of a multi-program customer in the latter half of 2006 that has remained strong in 2007.

Gross profit rose 21% to $11.7 million for the first nine months of 2007 from $9.7 million for the same period of 2006, primarily due to sales mix. Gross profit margin increased to 21.2% for the 2007 year-to-date period, from 19.4% for the same period in the prior year.

Operating expenses, which include SG&A expenses, decreased to $10.4 million, or 18.8% of total sales, for the first nine months of 2007, from $12.5 million, or 25.2% of total sales, for the same period last year. The primary reason for change from year-to-year relates to the previously noted, one-time expenses recorded in 2006, as well as a reduction in total headcount, travel and other controllable expenses.

Net income was $335,000 or $0.05 per share, for the nine months ended September 30, 2007, compared to a net loss of $(1.9) million, or $(0.30) per share, for the same period in 2006.

2007 Third Quarter Highlights

During the quarter PDSi:

•

Announced it has teamed with AMD (NYSE: AMD) to develop a new Reference Design Kit (“RDK”). This RDK will help original equipment manufacturer (“OEM”) designers incorporate AMD Sempron™ and AMD Turion™ processors into embedded computing systems built around COM Express™, a rapidly emerging computer-on-module board standard.

•

Was selected by AMD to develop a third RDK around AMD’s embedded technology. This RDK is focused on the design and commercialization of a compact computing module conforming to the latest Advanced Mezzanine Card (“AdvancedMC™”) standard.

Conference Call

PDSi will host a conference call today at 11:00 a.m. Eastern Time. Michael R. Sayre, President and Chief Executive Officer, George A. Troutman, Chief Financial Officer, and Michael Darnell, Vice President of Global Sales and Marketing, will discuss the Company’s third quarter results, recent developments and its long-term growth strategy.

The telephone number to participate in the conference call is (800) 218-8862. A slide presentation will be referenced during the call which may be accessed at the PDSi website (www.pinnacle.com) by clicking on “Company Information” and then “Investor Relations.”

An audio replay of the call will be available through the Investor Relations section of the Company’s website approximately one hour following the conference call.

About PDSi

PDSi is an embedded computing technology provider offering design, development, production, and repair services to OEMs. Industries served currently include medical, telecommunications, industrial/automation, military/aerospace and imaging. PDSi also helps major computer platform manufacturers respond to their customers’ requirements for customized solutions and extended service life. PDSi specializes in solving the challenges associated with complex technologies, multi-vendor integrations, low to medium volume production and long-term service of third party products.

PDSi is a collaborative and flexible outsourcing partner who helps clients create cost-effective solutions, respond to unplanned demand changes, improve customer satisfaction, and aggressively adapt to new trends in the technology market place. Through its innovative and proactive staff of engineering, design, manufacturing, program management and supply chain specialists, PDSi tailors solutions that meet the particular business and operational needs of each OEM client. For more information, visit the PDSi website at www.pinnacle.com.

Safe Harbor Statement: This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including, but not limited to, statements regarding activities anticipated to benefit operating and financial performance during the last quarter of 2007. The words “expect”, “seek” and similar expressions identify forward-

looking statements that speak only as of the date thereof. Investors are cautioned that such statements involve risks and uncertainties that could cause actual results to differ materially from historical or anticipated results due to many factors. These factors include changes in general economic conditions, changes in the specific markets for the Company’s products and services, changes in customer order patterns, changes in the Company’s business or its relationship with major technology partners or significant customers, pricing pressures, lack of adequate financing to take advantage of business opportunities that may arise, lack of success in technological advancements, and risks associated with the Company’s new business practices, processes and information systems. For more details, please refer to the Company’s Securities and Exchange Commission filings, including its most recent Annual Report on Form 10-K and quarterly reports on Form 10-Q.

PINNACLE DATA SYSTEMS, INC.

CONDENSED BALANCE SHEETS

(Dollars in thousands)

	September 30, 2007	December 31, 2006
	(Unaudited)
ASSETS
CURRENT ASSETS
Cash	$67	$42
Accounts receivable, net of allowance for doubtful accounts of $94 and $138, respectively	12,888	17,718
Inventory, net	8,519	11,732
Prepaid expenses	547	499
Income taxes receivable	42	1,030
Deferred income taxes	858	858

Total current assets	22,921	31,879

PROPERTY AND EQUIPMENT
Leasehold improvements	570	511
Furniture and fixtures	408	408
Computer equipment and related software	3,574	3,373
Shop equipment	818	619

Total property and equipment, cost	5,370	4,911
Less accumulated depreciation and amortization	(4,064)	(3,667)

Total property and equipment, net	1,306	1,244

OTHER ASSETS
Deferred income taxes	597	597
Other assets	53	138

Total other assets	650	735

TOTAL ASSETS	$24,877	$33,858

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES
Line of credit	$4,101	$9,109
Short-term note	4,000	4,000
Accounts payable	7,858	11,851
Accrued expenses:
Wages, payroll taxes and benefits	1,081	1,053
Other	835	947
Unearned revenue	450	204

Total current liabilities	18,325	27,164

LONG-TERM LIABILITIES
Accrued other	—	675

Total long-term liabilities	—	675

TOTAL LIABILITIES	18,325	27,839

COMMITMENTS AND CONTINGENCIES	—	—

STOCKHOLDERS’ EQUITY
Preferred stock; no par value; 4,000,000 shares authorized; no shares issued or outstanding	—	—
Common stock; no par value; 25,000,000 shares authorized; 6,419,548 and 6,363,448 shares issued and outstanding, respectively	3,488	3,435
Additional paid-in capital	1,408	1,263
Retained earnings	1,656	1,321

Total stockholders’ equity	6,552	6,019

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$24,877	$33,858

PINNACLE DATA SYSTEMS, INC.

CONDENSED STATEMENTS OF OPERATIONS

(Dollars in thousands, except for per share totals)

	For the Three Month Periods Ended		For the Nine Month Periods Ended
	September 30, 2007	September 30, 2006	September 30, 2007	September 30, 2006
	(Unaudited)		(Unaudited)
SALES
Product sales	$14,432	$12,521	$47,166	$41,769
Service sales	2,974	2,874	7,974	7,878

Total sales	17,406	15,395	55,140	49,647

COST OF SALES
Product sales	10,519	11,517	37,406	36,403
Service sales	2,305	1,477	6,041	3,588

Total cost of sales	12,824	12,994	43,447	39,991

GROSS PROFIT	4,582	2,401	11,693	9,656
OPERATING EXPENSES	3,277	4,802	10,367	12,504

INCOME (LOSS) FROM OPERATIONS	1,305	(2,401)	1,326	(2,848)

OTHER EXPENSE
Interest expense	208	221	719	551

INCOME (LOSS) BEFORE INCOME TAXES	1,097	(2,622)	607	(3,399)
INCOME TAX EXPENSE (BENEFIT)	466	(1,224)	272	(1,535)

NET INCOME (LOSS)	$631	$(1,398)	$335	$(1,864)

BASIC EARNINGS (LOSS) PER COMMON SHARE	$0.10	$(0.22)	$0.05	$(0.30)

DILUTED EARNINGS (LOSS) PER COMMON SHARE	$0.10	$(0.22)	$0.05	$(0.30)

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING
Basic	6,393,637	6,297,108	6,377,559	6,199,777

Diluted	6,456,925	6,297,108	6,456,925	6,199,777

PINNACLE DATA SYSTEMS, INC.

CONDENSED STATEMENTS OF CASH FLOWS

(Dollars in thousands)

	September 30, 2007	September 30, 2006
	(Unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES
Net income (loss)	$335	$(1,864)

Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation	397	300
Stock-based compensation expense	145	122
Provision for doubtful accounts	30	248
Inventory reserves	358	—
Decrease (increase) in assets:
Accounts receivable	4,800	898
Inventory	2,855	(4,210)
Prepaid expenses and other assets	37	(206)
Income taxes receivable	988	(1,668)
(Decrease) increase in liabilities:
Accounts payable	(4,044)	2,927
Accrued expenses and taxes	(759)	825
Unearned revenue	246	539

Total adjustments	5,053	(225)

Net cash provided by (used in) operating activities	5,388	(2,089)

CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of property and equipment	(459)	(568)

Net cash used in investing activities	(459)	(568)

CASH FLOWS FROM FINANCING ACTIVITIES
Net payments on line of credit	(5,008)	(3,080)
Proceeds from short-term note	—	4,000
Outstanding checks in excess of funds on deposit	51	768
Proceeds from stock options exercised	53	565

Net cash (used in) provided by financing activities	(4,904)	2,253

INCREASE (DECREASE) IN CASH	25	(404)
Cash at beginning of period	42	486

Cash at end of period	$67	$82

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